HNI Corporation 600 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7347, www.hnicorp.com

News Release

For Information Contact:
Marshall H. Bridges, Vice President and Chief Financial Officer (563) 272-7400
Jack D. Herring, Treasurer, Director of Finance and Investor Relations (563) 506-9783

HNI CORPORATION REPORTS
INCREASED EARNINGS FOR FISCAL YEAR 2016

MUSCATINE, Iowa (FEBRUARY 8, 2017) – HNI Corporation (NYSE: HNI) today announced sales for the full year ended December 31, 2016 of $2,203 million and net income of $86 million or $1.88 per diluted share. Non-GAAP net income per diluted share increased 1.6 percent from the prior year to $2.62.

Fourth quarter sales were $581 million and net income was $11 million or $0.24 per diluted share. Non-GAAP net income per diluted share decreased 9.9 percent from the prior year quarter to $0.82. GAAP to non-GAAP reconciliations follow the financial statements in this release.

Year-End Summary Comments
"2016 was another strong year. We increased non-GAAP operating margins 50 basis points while generating significant cash flow and increasing our strong dividend. Our businesses performed well as we strategically repositioned and simplified our portfolio to increase profitability. We continued to significantly invest in our businesses to drive long-term profitable growth. I am pleased with our 2016 results. We exit the year a stronger company, well positioned to drive long-term shareholder value," said Stan Askren, HNI Corporation Chairman, President and Chief Executive Officer.

Full Year - Financial Performance
(Dollars in millions, except per share data)
	Twelve Months Ended
	12/31/2016	1/2/2016	Change
GAAP
Net Sales	$2,203.5	$2,304.4	(4.4%)
Gross Profit %	37.9%	36.8%	110 bps
SG&A %	30.3%	29.2%	110 bps
Loss on Sale of Assets %	1.0%	0.0%	100 bps
Restructuring and impairment charges %	0.5%	0.5%	—
Operating Income	$133.7	$163.7	(18.3%)
Operating Income %	6.1%	7.1%	-100 bps
Net Income %	3.9%	4.6%	-70 bps
EPS – diluted	$1.88	$2.32	(19.0%)

Non-GAAP
Gross Profit %	38.6%	37.0%	160 bps
Operating Income	$184.3	$181.0	1.8%
Operating Income %	8.4%	7.9%	50 bps
EPS – diluted	$2.62	$2.58	1.6%

Full Year Summary Comments

•
Consolidated net sales decreased $100.9 million or 4.4 percent to $2.2 billion. Compared to prior year, the net impact of small office furniture company acquisitions and divestitures increased sales $27.2 million. On an organic basis, sales decreased 5.6 percent.

•
GAAP gross profit margin increased 110 basis points and non-GAAP gross profit margin increased 160 basis points compared to prior year driven by strong operational performance, price realization, favorable material costs and productivity, partially offset by lower volume.

•
Selling and administrative expenses, as a percentage of sales, increased 110 basis points compared to prior year driven by lower volume, strategic investments and the impact of stock price appreciation on deferred compensation, partially offset by broad-based cost reductions.

•
The Corporation recorded $10.5 million of restructuring costs and $9.3 million of transition costs in 2016 in conjunction with previously announced closures and structural realignments, of which $14.6 million was recognized in cost of goods sold. The Corporation recorded $5.8 million of goodwill and intangible impairment charges related to a small office furniture business. The Corporation also recorded $4.4 million of accelerated depreciation associated with the charitable donation of a building.

•
The Corporation recorded a $22.6 million non-cash loss on the sale of Artcobell, a K-12 education furniture company. The sale of this non-core business unit will result in approximately $5.0 million of improved operating profit in 2017. This sale was partially offset by a $2.0 million non-recurring gain on a litigation settlement.

Fourth Quarter - Financial Performance
(Dollars in millions, except per share data)
	Three Months Ended
	12/31/2016	1/2/2016	Change
GAAP
Net Sales	$581.3	$596.9	(2.6%)
Gross Profit %	37.6%	37.7%	-10 bps
SG&A %	29.4%	27.8%	160 bps
Loss on Sale of Assets %	3.9%	0.0%	390 bps
Restructuring and impairment charges%	1.5%	2.0%	-50 bps
Operating Income	$16.5	$47.8	(65.5%)
Operating Income %	2.8%	8.0%	-520 bps
Net Income %	1.9%	5.4%	-350 bps
EPS – diluted	$0.24	$0.71	(66.2%)

Non-GAAP
Gross Profit %	38.6%	37.9%	70 bps
Operating Income	$56.4	$60.5	(6.8%)
Operating Income %	9.7%	10.1%	-40 bps
EPS – diluted	$0.82	$0.91	(9.9%)

Fourth Quarter Summary Comments

•
Consolidated net sales decreased $15.6 million or 2.6 percent to $581.3 million. Compared to prior year, the net impact of small office furniture company acquisitions and divestitures increased sales $10.0 million. On an organic basis, sales decreased 4.3 percent.

•
GAAP gross profit margin decreased 10 basis points driven by restructuring and transition costs and lower volume partially offset by strong operational performance, price realization and favorable material costs. Non-GAAP gross profit margin, which excludes restructuring and transition costs, increased 70 basis points compared to prior year.

•
Selling and administrative expenses, as a percentage of sales, increased 160 basis points compared to prior year, due to lower volume, strategic investments and the impact of stock price appreciation on deferred compensation.

•
The Corporation recorded $6.3 million of restructuring costs and $2.5 million of transition costs in the fourth quarter in connection with previously announced closures and structural realignments, of which $5.6 million was recognized in cost of goods sold. The Corporation recorded $5.8 million of goodwill and intangible impairment charges related to a small office furniture business. The Corporation also recorded $2.8 million of accelerated depreciation associated with the charitable donation of a building.

•	The Corporation recorded a $22.6 million non-cash loss on the sale of Artcobell, a K-12 education furniture company.

.

Office Furniture – Financial Performance (Dollars in millions)
	Three Months Ended			Twelve Months Ended
	12/31/2016	1/2/2016	Change	12/31/2016	1/2/2016	Change
GAAP
Net Sales	$433.5	$443.8	(2.3%)	$1,703.9	$1,777.8	(4.2%)
Operating Profit	$8.0	$28.3	(71.7%)	$117.4	$136.6	(14.1%)
Operating Profit %	1.8%	6.4%	-460 bps	6.9%	7.7%	-80 bps

Non-GAAP
Operating Profit	$43.0	$40.9	5.1%	$158.0	$151.5	4.3%
Operating Profit %	9.9%	9.2%	70 bps	9.3%	8.5%	80 bps

•
Fourth quarter sales decreased $10.3 million or 2.3 percent to $433.5 million. Sales increased in the supplies-driven business but were more than offset by decreases in the contract and international businesses. Compared to prior year, the net impact of small office furniture company acquisitions and divestitures increased sales $10.0 million. On an organic basis, sales decreased 4.6 percent.

•
Fourth quarter GAAP operating profit margin decreased 460 basis points to 1.8 percent driven by the sale of Artcobell and lower volume partially offset by material productivity and lower freight costs. Non-GAAP operating profit margin, which excludes the loss on sale and impacts from structural realignment and previously announced closures, increased 70 basis points to 9.9 percent.

Hearth Products – Financial Performance (Dollars in millions)
	Three Months Ended			Twelve Months Ended
	12/31/2016	1/2/2016	Change	12/31/2016	1/2/2016	Change
GAAP
Net Sales	$147.8	$153.1	(3.5%)	$499.6	$526.6	(5.1%)
Operating Profit	$28.3	$31.0	(8.7%)	$70.0	$78.2	(10.5%)
Operating Profit %	19.2%	20.3%	-110 bps	14.0%	14.8%	-80 bps

Non-GAAP
Operating Profit	$30.5	$31.1	(1.9%)	$77.6	$80.4	(3.5%)
Operating Profit %	20.6%	20.3%	30 bps	15.5%	15.3%	20 bps

•
Fourth quarter sales decreased $5.3 million or 3.5 percent to $147.8 million. Sales for the quarter decreased in the retail wood/gas and retail pellet businesses partially offset by an increase in the new construction channel.

•
Fourth quarter GAAP operating profit margin decreased 110 basis points to 19.2 percent due to lower volume, unfavorable material and freight costs and restructuring and transition costs related to a previously announced closure, partially offset by price realization and cost reductions. Non-GAAP operating profit margin, which excludes the impact of the previously announced closure, increased 30 basis points to 20.6 percent.

Outlook
“We expect strong 2017 performance driven by top line growth and the continued benefit of structural cost reductions and operational improvements. As we progress through 2017, we expect demand to start slowly and build throughout the year driven by an improving economy and investments in new products and selling capabilities," said Mr. Askren.

The Corporation estimates full year non-GAAP earnings per share to be in the range of $2.80 to $3.15, which excludes restructuring and transition costs. Full year organic sales growth is expected to be 3 to 6 percent.

For the first quarter, organic sales are expected to be down 3 to 6 percent over the same period in the prior year. Non-GAAP earnings per share are anticipated to be in the range of $0.17 to $0.24 for the first quarter, which excludes restructuring and transition costs.

Conference Call
HNI Corporation will host a conference call on Thursday, February 9, 2017 at 10:00 a.m. (Central) to discuss fourth quarter and fiscal year 2016 results. To participate, call 1-877-512-9166 – conference ID number 55453960. A live webcast of the call will be available on HNI Corporation’s website at
http://www.hnicorp.com (under Investors – News Releases & Events). A replay of the webcast will be made available at this website address. An audio replay of the call will be available until Thursday, February 16, 2017, 10:59 p.m. (Central) by dialing 1-855-859-2056 or 1-404-537-3406 – Conference ID number 55453960.

About HNI Corporation
HNI Corporation is a NYSE traded company (ticker symbol:  HNI) providing products and solutions for the home and workplace environments.  HNI Corporation is a leading global provider and designer of office furniture and the leading manufacturer and marketer of hearth products.  We sell the broadest and deepest selection of quality office furniture solutions available to meet the needs of every customer through an extensive portfolio of well-known and trusted brands. Our hearth products are the strongest, most respected brands in the industry and include a full array of gas, electric, wood and biomass burning fireplaces, inserts, stoves, facings and accessories. More information can be found on the Corporation's website at www.hnicorp.com.

Forward-looking Statements
This release contains "forward-looking" statements based on current expectations regarding future plans, events, outlook, objectives and financial performance, expectations for future sales growth and earnings per diluted share (GAAP and non-GAAP) for the first quarter and full year fiscal 2017. Forward-looking statements can be identified by words including “expect,” “believe,” “anticipate,” “estimate,” “may,” “will,” “would,” “could,” “confident” or other similar words, phrases or expressions. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Corporation's actual future results and performance to differ materially from expected results. These risks include but are not limited to: general economic conditions in the United States and internationally; unfavorable changes in the United States housing market; industry and competitive conditions; a decline in corporate spending on office furniture; changes in raw material, component or commodity pricing; future acquisitions, divestitures or investments; the cost of energy; changing legal, regulatory, environmental and healthcare conditions; the Corporation’s ability to successfully complete its business software system implementation; the Corporation’s ability to implement price increases; changes in the sales mix of products; and force majeure events outside the Corporation’s control. A description of these risks and additional risks can be found in the Corporation's annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q. The Corporation undertakes no obligation to update, amend or clarify forward-looking statements.

HNI CORPORATION
Unaudited Condensed Consolidated Statement of Operations

(Dollars in thousands, except per share data)	Three Months Ended		Twelve Months Ended
	12/31/2016	1/2/2016	12/31/2016	1/2/2016
Net sales	$581,285	$596,866	$2,203,489	$2,304,419
Cost of products sold	362,457	371,723	1,368,476	1,457,021
Gross profit	218,828	225,143	835,013	847,398
Selling and administrative expenses	170,783	165,772	667,744	672,125
(Gain) loss on sale of assets	22,613	(195)	22,572	(195)
Restructuring and impairment charges	8,948	11,803	11,005	11,792
Operating income	16,484	47,763	133,692	163,676
Interest income	84	76	305	395
Interest expense	990	1,211	5,086	6,901
Income before income taxes	15,578	46,628	128,911	157,170
Income taxes	4,621	14,397	43,273	51,764
Net income	10,957	32,231	85,638	105,406
Less: Net (loss) attributable to the noncontrolling interest	65	0	61	(30)
Net income attributable to HNI Corporation	$10,892	$32,231	$85,577	$105,436
Net income attributable to HNI Corporation common shareholders – basic	$0.25	$0.73	$1.93	$2.38
Average number of common shares outstanding – basic	44,418,833	44,158,369	44,413,941	44,285,298
Net income attributable to HNI Corporation common shareholders – diluted	$0.24	$0.71	$1.88	$2.32
Average number of common shares outstanding – diluted	45,587,997	45,199,111	45,502,219	45,440,653

Unaudited Condensed Consolidated Balance Sheet

	As of	As of
(Dollars in thousands)	12/31/2016	1/2/2016
Assets
Current Assets
Cash and cash equivalents	$36,312	$28,548
Short-term investments	2,252	4,252
Receivables	229,436	243,409
Inventories	118,438	125,228
Prepaid expenses and other current assets	56,603	36,933
Total Current Assets	443,041	438,370
Property, Plant and Equipment
Land and land improvements	27,403	28,801
Buildings	283,930	298,516
Machinery and equipment	528,099	515,131
Construction in progress	51,343	31,986
Gross Property, Plant, and Equipment	890,775	874,434
Less accumulated depreciation	534,330	533,275
Net Property, Plant, and Equipment	356,445	341,159
Goodwill	290,699	277,650
Deferred Income Taxes	719	—
Other Assets	239,330	206,746
Total Assets	$1,330,234	$1,263,925

Liabilities and Equity
Current Liabilities
Accounts payable and accrued expenses	$425,046	$424,405
Current maturities of long-term debt	34,017	5,477
Current maturities of other long-term obligations	4,410	6,018
Total Current Liabilities	463,473	435,900
Long-term Debt	180,000	185,000
Other Long-term Liabilities	75,044	76,792
Deferred Income Taxes	110,708	88,934

Parent Company Shareholders' Equity	500,603	476,954
Noncontrolling Interest	406	345
Total Shareholders' Equity	501,009	477,299
Total Liabilities and Shareholders' Equity	$1,330,234	$1,263,925

Unaudited Condensed Consolidated Statement of Cash Flows

	Twelve Months Ended
(Dollars in thousands)	12/31/2016	1/2/2016
Net cash flows from (to) operating activities	$223,362	$173,352
Net cash flows from (to) investing activities:
Capital expenditures	(119,584)	(114,966)
Other	(33,442)	2,091
Net cash flows from (to) financing activities	(62,572)	(66,073)
Net increase (decrease) in cash and cash equivalents	7,764	(5,596)
Cash and cash equivalents at beginning of period	28,548	34,144
Cash and cash equivalents at end of period	$36,312	$28,548

Business Segment Data

	Three Months Ended		Twelve Months Ended
(Dollars in thousands)	12/31/2016	1/2/2016	12/31/2016	1/2/2016
Net sales:
Office furniture	$433,487	$443,791	$1,703,885	$1,777,804
Hearth products	147,798	153,075	499,604	526,615
	$581,285	$596,866	$2,203,489	$2,304,419

Operating profit:
Office furniture	$8,001	$28,261	$117,397	$136,593
Hearth products	28,337	31,001	69,960	78,162
Total operating profit	36,338	59,262	187,357	214,755
Unallocated corporate expense	(20,760)	(12,634)	(58,446)	(57,585)
Income before income taxes	$15,578	$46,628	$128,911	$157,170

Depreciation and amortization expense:
Office furniture	$12,379	$11,131	$45,088	$42,415
Hearth products	3,474	2,259	12,486	8,430
General corporate	3,592	1,875	10,779	6,719
	$19,445	$15,265	$68,353	$57,564

Capital expenditures (including capitalized software):
Office furniture	$22,021	$18,861	$65,944	$64,850
Hearth products	2,248	3,883	11,217	11,078
General corporate	12,816	10,649	42,423	39,038
	$37,085	$33,393	$119,584	$114,966

			As of	As of
			12/31/2016	1/2/2016
Identifiable assets:
Office furniture			$749,145	$739,915
Hearth products			340,494	341,813
General corporate			240,595	182,197
			$1,330,234	$1,263,925

Non-GAAP Financial Measures

This earnings release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to HNI’s financial statements as prepared in accordance with GAAP are included below and throughout this earnings release. HNI’s management believes providing investors with this information gives additional insights into HNI’s financial performance and operations. While HNI’s management believes that the non-GAAP financial measures herein are useful in evaluating HNI’s operations, this information should be considered supplemental and should not be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. In addition, these measures may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes.

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures within this earnings release: organic sales, gross profit, operating income, operating profit, and net income per diluted share (i.e., EPS). These measures are adjusted from the comparable GAAP measures to exclude the after-tax impacts of the selected items as summarized in the table below. Non-GAAP EPS is calculated using HNI’s overall effective tax rate for the period.

The sales adjustments to arrive at our non-GAAP organic sales information included in this earnings release include the impacts of acquisitions and divestitures. The transactions excluded for purposes of our other non-GAAP financial information included in this earnings release include restructuring and transition costs, the impairment of goodwill and other intangibles, the accelerated depreciation in conjunction with the donation of a building, the loss on the sale of Artcobell, a K-12 education furniture company, and a nonrecurring gain on a litigation settlement. The restructuring and transition costs are costs incurred as part of the previously announced closures of the hearth manufacturing facility in Paris, Kentucky and the office furniture manufacturing facility in Orleans, Indiana and structural realignments between office furniture facilities in Muscatine, Iowa and China. Specific items incurred include severance, accelerated depreciation and production move costs.

This earnings release also contains a forward-looking estimate of non-GAAP earnings per diluted share for the fiscal year. We provide such non-GAAP measures to investors on a prospective basis for the same reasons we provide them to investors on a historical basis. We are unable to provide a reconciliation of our forward-looking estimate of non-GAAP earnings per diluted share to a forward-looking estimate of GAAP earnings per diluted share without unreasonable efforts because certain information needed to make a reasonable forward-looking estimate of GAAP earnings per diluted share is highly variable and difficult to predict and estimate, and is dependent on future events which are uncertain or outside of our control. These may include unanticipated charges related to asset impairments (fixed assets, intangibles or goodwill), unanticipated acquisition related costs and other unanticipated nonrecurring items not reflective of ongoing operations. We expect the variability of these charges to have a potentially unpredictable, and potentially significant, impact on our GAAP earnings per diluted share.

HNI Corporation Reconciliation (Dollars in millions, except per share data)
	Three Months Ended 12/31/2016			Three Months Ended 1/2/2016
	Office Furniture	Hearth	Total	Office Furniture	Hearth	Total
Sales as reported	$433.5	$147.8	$581.3	$443.8	$153.1	$596.9
% change from PY	(2.3%)	(3.4%)	(2.6%)

Less: Impact of Acquisitions and Divestitures	13.1	0.0	13.1	3.1	0.0	3.1

Organic Sales	$420.4	$147.8	$568.2	$440.7	$153.1	$593.8
% change from PY	(4.6%)	(3.4%)	(4.3%)

HNI Corporation Reconciliation (Dollars in millions, except per share data)
	Twelve Months Ended 12/31/2016			Twelve Months Ended 1/2/2016
	Office Furniture	Hearth	Total	Office Furniture	Hearth	Total
Sales as reported	$1,703.9	$499.6	$2,203.5	$1,777.8	$526.6	$2,304.4
% change from PY	(4.2%)	(5.1%)	(4.4%)

Less: Impact of Acquisitions and Divestitures	38.4	0.0	38.4	11.2	0.0	11.2

Organic Sales	$1,665.5	$499.6	$2,165.1	$1,766.6	$526.6	$2,293.2
% change from PY	(5.7%)	(5.1%)	(5.6%)

HNI Corporation Reconciliation (Dollars in millions, except per share data)
	Three Months Ended 12/31/2016
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$218.8	$16.5	$4.6	$10.9	$0.24
% of net sales	37.6%	2.8%		1.9%
Tax %			29.8%

Restructuring and impairment charges	3.1	12.0	4.0	8.1	0.18
Charitable donation of building	0.0	2.8	1.0	1.8	0.04
Transition costs	2.5	2.5	0.8	1.7	0.03
(Gain)/loss on sale of assets	0.0	22.6	7.6	15.0	0.33

Results (non-GAAP)	$224.4	$56.4	$18.0	$37.5	$0.82
% of net sales	38.6%	9.7%		6.4%
Tax %			32.5%

HNI Corporation Reconciliation (Dollars in millions, except per share data)
	Three Months Ended 1/2/2016
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$225.1	$47.8	$14.4	$32.2	$0.71
% of net sales	37.7%	8.0%		5.4%
Tax %			30.9%

Restructuring and impairment charges	0.0	11.8	3.9	8.1	0.18
Charitable donation of building	0.0	0.0	0.0	0.0	0.00
Transition costs	0.9	0.9	0.2	0.7	0.02
(Gain)/loss on sale of assets	0.0	0.0	0.0	0.0	0.00

Results (non-GAAP)	$226.0	$60.5	$18.5	$41.0	$0.91
% of net sales	37.9%	10.1%		6.9%
Tax %			31.2%

HNI Corporation Reconciliation (Dollars in millions, except per share data)
	Twelve Months Ended 12/31/2016
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$835.0	$133.7	$43.3	$85.6	$1.88
% of net sales	37.9%	6.1%		3.9%
Tax %			33.6%

Restructuring and impairment charges	5.3	16.3	5.5	10.8	0.24
Charitable donation of building	0.0	4.4	1.5	2.9	0.06
Transition costs	9.3	9.3	3.1	6.2	0.14
Nonrecurring gain	0.0	(2.0)	(0.7)	(1.3)	(0.03)
(Gain)/loss on sale of assets	0.0	22.6	7.6	15.0	0.33

Results (non-GAAP)	$849.6	$184.3	$60.3	$119.2	$2.62
% of net sales	38.6%	8.4%		5.4%
Tax %			33.6%

HNI Corporation Reconciliation (Dollars in millions, except per share data)
	Twelve Months Ended 1/2/2016
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$847.4	$163.7	$51.8	$105.4	$2.32
% of net sales	36.8%	7.1%		4.6%
Tax %			32.9%

Restructuring and impairment charges	0.8	12.6	4.1	8.4	0.19
Charitable donation of building	0.0	0.0	0.0	0.0	0.00
Transition costs	4.7	4.7	1.5	3.2	0.07
Nonrecurring gain	0.0	0.0	0.0	0.0	0.00
(Gain)/loss on sale of assets	0.0	0.0	0.0	0.0	0.00

Results (non-GAAP)	$852.9	$181.0	$57.4	$117.0	$2.58
% of net sales	37.0%	7.9%		5.1%
Tax %			32.9%

Office Furniture Reconciliation (Dollars in millions)
	Three Months Ended		Percent Change	Twelve Months Ended		Percent Change
	12/31/2016	1/2/2016		12/31/2016	1/2/2016
Operating profit as reported (GAAP)	$8.0	$28.3	(71.7%)	$117.4	$136.6	(14.1%)
% of net sales	1.8%	6.4%		6.9%	7.7%

Restructuring and impairment charges	10.5	11.8		10.9	11.6
Transition costs	1.9	0.8		7.1	3.3
(Gain)/loss on sale of assets	22.6	0.0		22.6	0.0

Operating profit (non-GAAP)	$43.0	$40.9	5.1%	$158.0	$151.5	4.3%
% of net sales	9.9%	9.2%		9.3%	8.5%

Hearth Reconciliation (Dollars in millions)
	Three Months Ended		Percent Change	Twelve Months Ended		Percent Change
	12/31/2016	1/2/2016		12/31/2016	1/2/2016
Operating profit as reported (GAAP)	$28.3	$31.0	(8.7%)	$70.0	$78.2	(10.5%)
% of net sales	19.2%	20.3%		14.0%	14.8%

Restructuring charges	1.6	0.0		5.4	0.9
Transition costs	0.6	0.1		2.2	1.3

Operating profit (non-GAAP)	$30.5	$31.1	(1.9%)	$77.6	$80.4	(3.5%)
% of net sales	20.6%	20.3%		15.5%	15.3%